Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

September 14, 2005
Avnet Announces Results of the Tender Offer For Its
8.00% Notes Due November 15, 2006
Phoenix, Arizona — September 14, 2005 — Avnet, Inc. (NYSE: AVT) today announced that it has accepted for purchase $250 million principal amount of its 8.00% Notes due November 15, 2006 (the “Notes”) that were tendered in response to the Company’s tender offer for up to $250 million in principal amount of the $400 million outstanding principal amount of Notes. The tender offer expired at 5:00 p.m., New York City time, on Tuesday, September 13, 2005.
Avnet intends to use the proceeds from its recently completed issuance of $250 million in principal amount of 6.00% Notes due September 1, 2015, together with cash on hand, to fund the purchase of the Notes in the tender offer and the payment of accrued interest and associated expenses. Payment of the aggregate purchase price, including accrued interest, is expected to be made promptly. The Company will record a charge in its first fiscal quarter ending October 1, 2005 of approximately $10.9 million pre-tax and $7.1 million after-tax, or $0.05 per diluted share, for the premium paid to investors who tendered their Notes and other expenses associated with the transaction, net of proceeds from the settlement of interest rate swaps the Company had in place on the Notes prior to tender.
Management does not expect the issuance of the 6.00% Notes and the tender of the 8.00% Notes to have a material impact on ongoing interest expense because of the interest rate swaps that were in place on the tendered Notes. The issuance of the 6.00% Notes has, however, effectively extended the maturities of some of the Company’s outstanding debt.
Forward Looking Statements
This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” and “intend” or words of similar effect. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

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